SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2021

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    As previously announced by Walgreens Boots Alliance, Inc. (the “Company”) on April 30, 2021, Alexander W. Gourlay will cease to serve as Co-Chief Operating Officer of the Company and will become a Senior Advisor to the Company’s Chief Executive Officer effective May 17, 2021 (the “Transition Date”). Mr. Gourlay will serve as a Senior Advisor to the Company’s Chief Executive Officer through December 31, 2021, at which time he will separate from the Company in order to return to the United Kingdom.

Following approval by the Compensation and Leadership Performance Committee of the Company’s Board of Directors on May 10, 2021, the Company and Mr. Gourlay agreed on the terms of his separation (the “Agreement”), which will be set forth in a final settlement agreement. The Agreement provides that, following the Transition Date, Mr. Gourlay will continue to receive his current annual base salary through December 31, 2021 and will continue to be eligible to earn an annual cash bonus at the current rate for fiscal year 2021 and a pro-rated bonus for fiscal year 2022 for the period September 1, 2021 to December 31, 2021, subject to Company and individual performance for each applicable fiscal year.

As previously disclosed, Mr. Gourlay is employed pursuant to an employment agreement dated January 29, 2009 between him and Boots UK Limited, a subsidiary of Alliance Boots GmbH, as amended by a contract amendment letter dated June 28, 2010. Mr. Gourlay’s departure on December 31, 2021 will be considered a termination of the employment agreement by the Company not for cause and, pursuant to his employment agreement, the Company will pay Mr. Gourlay an amount equal to his current base salary (£798,785) in 12 equal monthly installments commencing in January 2022 in lieu of the 12 months’ notice required under the employment agreement. Mr. Gourlay is retirement eligible under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan, and his outstanding equity awards will vest and otherwise be treated according to the terms of the plan and the applicable award agreements. In addition, following his departure and pursuant to the terms of his employment agreement, Mr. Gourlay will receive a redundancy payment of £1,413,325. Following his departure, Mr. Gourlay will remain subject to the confidentiality, non-disclosure, non-solicitation, non-competition and non-disparagement obligations under his employment agreement.

Pursuant to the Agreement and subject to his execution of a release of claims, Mr. Gourlay will receive an ex gratia payment of £1,000,000. In addition, the Company will support Mr. Gourlay’s relocation back to the United Kingdom. The Company has agreed to assist Mr. Gourlay with the sale of his U.S. residence and will pay Mr. Gourlay any difference between the sale price and the original purchase price Mr. Gourlay paid for the property in 2013. In addition, if the home does not sell prior to the time he relocates back to the United Kingdom, the Company will purchase his U.S. residence for the original purchase price Mr. Gourlay paid for the property in 2013. Pursuant to the Agreement, the Company will also continue to provide Mr. Gourlay with tax preparation assistance through the UK tax year ending in 2022 and will provide private medical insurance to Mr. Gourlay and his spouse through its standard programs until the end of the policy year ending in 2022. The Agreement includes certain confidentiality obligations and provides for a release of claims. The terms of the Agreement are subject to his execution of a settlement agreement incorporating the terms set forth in the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: May 14, 2021	By:	/s/ Joseph B. Amsbary Jr.
	Title:	Vice President, Corporate Secretary